UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2022

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40501	27-0480143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Bedford Street Lexington, MA 02420
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 301-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

iSpecimen Inc., a Delaware corporation (the “Company”), entered into a Waiver Agreement with Western Alliance Bank (“Western Alliance Bank”), dated April 29, 2022 (the “Waiver”). Please see Item 2.04 for a description of the Waiver which is incorporated by reference into this Item 1.01.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on August 13, 2021 (“Closing Date”), the Company entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Western Alliance Bank, pursuant to which, Western Alliance Bank agreed to provide the Company with a term loan facility in the maximum principal amount of $5,000,000, including (i) a $3,500,000 term loan advanced on the Closing Date and (ii) a $1,500,000 term loan available upon the Company’s request, subject to certain conditions for the 18-month period following the Closing Date. Amounts outstanding under the Loan and Security Agreement bear interest at a per annum rate equal to the prime rate plus 0.75%. In addition, the Company is also required to pay customary fees and expenses.

The Loan and Security Agreement requires payments of interest only through February 2023. Beginning on March 10, 2023, the Company is required to make monthly payments of principal and interest, based on a 30-month amortization schedule. All amounts outstanding under the Loan and Security Agreement will become due and payable on August 10, 2025. The obligations under the Loan and Security Agreement are secured by substantially all of the assets of the Company except for the Company’s intellectual property.

The Loan and Security Agreement includes financial covenants, including the requirements that the Company achieve certain EBDA levels and maintain a certain Adjusted Quick Ratio. The Loan and Security Agreement also includes customary negative covenants, subject to exceptions, which limit transfers, capital expenditures, indebtedness, certain liens, investments, acquisitions, and dispositions of assets, as well as customary representations and warranties, affirmative covenants, and events of default, including cross defaults and a change of control default.

On April 25, 2022, the Company became aware that an event of default by the Company had occurred by reason of the Company’s violation of the financial covenant requiring the Company’s trailing three-month EBDA (losses), tested on the last day of each quarter, to not negatively deviate more than $500,000 from the projected EBDA for the three months ended March 31, 2022 (the “Event of Default”), as set forth in the Company’s board of directors approved annual operating budget delivered to Western Alliance Bank pursuant to the Loan and Security Agreement.

As a result of the Event of Default, Western Alliance Bank had the right to accelerate the outstanding balance of the loans under the Loan and Security Agreement, which as of April 25, 2022, was $3,506,197.85, including all accrued and unpaid interest and any other amounts owed to Western Alliance Bank including, without limitation, fees, expenses and penalties, and may increase the applicable interest rate under the Loan and Security Agreement by 5.00% from and after the occurrence and during the continuance of the Event of Default.

The Company has not received from Western Alliance Bank a notice of default or a notice of notice of repayment with respect to the outstanding balance of the loan. On April 29, 2022, the Company and Western Alliance Bank entered into the Waiver, pursuant to which, Western Alliance Bank agreed to waive the Event of Default and the Company agreed to release Western Alliance Bank from all claims from the beginning of the time through and including the date of the Waiver, whether they relate to the Loan and Security Agreement, the covenants or any other claims that the Company ever had or currently has against Western Alliance Bank.

The foregoing description of the Waiver is qualified in its entirety by reference to the full text of the Waiver, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Waiver Agreement, dated April 29, 2022, by and between the Company and Western Alliance Bank
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2022

iSPECIMEN INC.

By:	/s/ Christopher Ianelli
Name: Christopher Ianelli
Title: Chief Executive Officer and President